Exhibit 99.1

News Release

For Immediate Release 04/14/05

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Improves Credit Facility

HOUSTON – April 14, 2005 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has amended and improved the terms of its Senior Secured Credit Facility by expanding the credit facility to $350 million and reducing the interest rate:

•	Adding $121 million in additional liquidity

•	Paying off and eliminating the second lien tranche of the credit facility which carried an interest rate of LIBOR plus 10%

•	Decreasing the overall interest rate of the credit facility from LIBOR plus 6.847% to LIBOR plus 5.500%

•	Amending covenants within the credit facility to provide more flexibility to ATP

•	Extending the maturity by one year to April 2010

T. Paul Bulmahn, ATP’s Chairman and President said, “ATP’s performance over the past year has allowed us to expand our facility while also significantly improving its terms. We are exceptionally pleased with the reception of the investment community with our transaction as participation was more than two-times over subscribed. The added liquidity will enable us to continue our expanded development and acquisition program in the Gulf of Mexico as well as provide the financial strength to accelerate our activities in the North Sea, particularly at The Tors and at Cheviot. Lowering our cost of capital and eliminating our second lien tranche should provide added equity returns to our shareholders.”

Credit Suisse First Boston acted as sole lead arranger for the financing.

About ATP Oil & Gas Corporation

ATP Oil & Gas is a development and production company of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com